As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-120516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISTAR CASINOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0304799
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway Suite 490 South Las Vegas, Nevada 89169	89169
(Address of Principal Executive Offices)	(Zip Code)

Ameristar Casinos, Inc. Deferred Compensation Plan

(Full Title of the Plan)

John A. Godfrey

Executive Vice President and Secretary

Ameristar Casinos, Inc.

c/o Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

(Name and Address of Agent for Service)

(702) 541-7777

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Suite 6000

Washington, DC 20006-1888

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8, including all amendments thereto (the “Registration Statement”) of Ameristar Casinos, Inc., a Nevada corporation (“Ameristar” or the “Registrant”):

•

Registration Statement No. 333-120516 pertaining to the registration of $15,000,000 in unsecured obligations of the Registrant, payable to employees of the Registrant in accordance with the terms of the Registrant’s Ameristar Casinos, Inc. Deferred Compensation Plan.

On December 20, 2012, Pinnacle Entertainment, Inc. (“Pinnacle”), PNK Holdings, Inc., a direct wholly-owned subsidiary of Pinnacle (“HoldCo”), PNK Development 32, Inc., an indirect wholly-owned subsidiary of Pinnacle (“Merger Sub”), and Ameristar, entered into an Agreement and Plan of Merger (as amended by that certain First Amendment, entered into on February 1, 2013 (the “First Amendment”) and that certain Second Amendment, entered into on March 14, 2013 (the “Second Amendment”, and as amended by the First Amendment and the Second Amendment, the “Merger Agreement”)), pursuant to which (i) Merger Sub would be merged with and into Ameristar, with Ameristar surviving as a wholly-owned, indirect subsidiary of Pinnacle, or (ii) alternately, at Pinnacle’s election, under certain circumstances and under an alternative merger structure, (x) HoldCo would be merged with and into Ameristar with Ameristar as the surviving corporation (the “Alternative Merger”), and (y) immediately thereafter, Ameristar would merge with and into Pinnacle with Pinnacle as the surviving corporation (the “Post-Effective Merger” and together with the Alternative Merger, the “Merger”). On August 13, 2013, Pinnacle, HoldCo, and Ameristar completed the Alternative Merger, and immediately thereafter completed the Post-Effective Merger. As a result, Ameristar was merged with and into Pinnacle and ceased to exist as a separate entity.

As a result of the Merger, the Registrant has terminated offerings of securities pursuant to certain existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 13th day of August, 2013.

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez	President and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	August 13, 2013

/s/ John A. Godfrey
John A. Godfrey	Executive Vice President, Secretary and Director	August 13, 2013

/s/ Thomas LaPlaca
Thomas LaPlaca	Executive Vice President, Treasurer and Director	August 13, 2013